Exhibit 99.2
Bankrate, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets

Cash and cash equivalents	$109,925,360	$3,479,609
Accounts and notes receivable, net of allowance for doubtful accounts of approximately
$2,155,000 at December 31, 2006 and $1,630,000 at December 31, 2005, respectively	15,801,403	8,838,879
Deferred income taxes, current portion	1,703,747	6,445,636
Insurance claim receivable	-	85,575
Prepaid expenses and other current assets	1,032,423	481,677
Total current assets	128,462,933	19,331,376

Furniture, fixtures and equipment, net	1,703,680	1,063,307
Deferred income taxes	1,262,279	28,769
Intangible assets, net	14,441,162	11,652,161
Goodwill	30,039,425	30,035,399
Other assets	774,117	442,211

Total assets	$176,683,596	$62,553,223

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable	$312,489	$3,215,645
Accrued expenses	5,237,222	5,093,187
Deferred revenue	729,019	1,176,119
Other current liabilities	27,427	37,187
Total current liabilities	6,306,157	9,522,138

Other liabilities	222,920	178,133

Total liabilities	6,529,077	9,700,271

Stockholders' equity:
Preferred stock, 10,000,000 shares authorized and undesignated	-	-
Common stock, par value $.01 per share-- 100,000,000 shares authorized; 18,224,620 and
15,857,877 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	182,246	158,579
Additional paid in capital	178,255,314	70,981,544
Accumulated deficit	(8,283,041)	(18,287,171)
Total stockholders' equity	170,154,519	52,852,952

Total liabilities and stockholders' equity	$176,683,596	$62,553,223